This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares. The Offer is made solely by the Offer to Purchase dated July 18, 1997 and the related Letter of Transmittal, and any amendments or supplements thereto, and is being made to all holders of Shares. Purchaser is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, Purchaser will make a good faith effort to comply with such state statute. If, after such good faith effort, Purchaser cannot comply with such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by Smith Barney Inc. ("Smith Barney") or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                      NOTICE OF OFFER TO PURCHASE FOR CASH
                 ANY AND ALL OUTSTANDING SHARES OF COMMON STOCK

                                       OF

                             KATZ MEDIA GROUP, INC.
                                       AT

                              $11.00 NET PER SHARE

                                       BY

                         MORRIS ACQUISITION CORPORATION
                         A JOINTLY OWNED SUBSIDIARY OF

                        CHANCELLOR BROADCASTING COMPANY
                                      AND

                          EVERGREEN MEDIA CORPORATION

     Morris Acquisition Corporation, a Delaware corporation ("Purchaser") and a jointly owned subsidiary of Chancellor Broadcasting Company, a Delaware corporation ("Chancellor"), and Evergreen Media Corporation, a Delaware corporation ("Evergreen" and together with Chancellor, the "Parents"), is offering to purchase any and all outstanding shares of Common Stock, par value $.01 per share (the "Shares"), of Katz Media Group, Inc., a Delaware corporation (the "Company"), at a price of $11.00 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated July 18, 1997 (the "Offer to Purchase"), and in the related Letter of Transmittal (which, as amended and supplemented from time to time, together constitute the "Offer"). Following the Offer, Purchaser intends to effect the merger described below. All capitalized terms used but not otherwise defined herein shall have the meaning ascribed to them in the Offer to Purchase.

         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
               NEW YORK CITY TIME, ON THURSDAY, AUGUST 14, 1997,
                         UNLESS THE OFFER IS EXTENDED.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE HAVING BEEN VALIDLY TENDERED PURSUANT TO THE OFFER, AND NOT PROPERLY WITHDRAWN, THAT NUMBER OF SHARES REPRESENTING AT LEAST A MAJORITY OF THE OUTSTANDING SHARES ON A FULLY DILUTED BASIS (THE "MINIMUM CONDITION"), (II) THE EXPIRATION OR TERMINATION OF ANY APPLICABLE WAITING PERIODS UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED (THE "HSR ACT"), AND (III) THE SATISFACTION OF CERTAIN OTHER CONDITIONS SET FORTH IN THE OFFER TO PURCHASE.

     THE BOARD OF DIRECTORS OF THE COMPANY AND THE DIRECTORS OF THE COMPANY WHO ARE NEITHER EMPLOYEES OF THE COMPANY NOR EMPLOYEES OF AFFILIATES OF THE SELLING STOCKHOLDERS (AS DEFINED BELOW) HAVE SEPARATELY AND UNANIMOUSLY APPROVED THE OFFER, THE MERGER, THE MERGER AGREEMENT, THE STOCKHOLDER TENDER AGREEMENT (AS DEFINED IN THE OFFER TO PURCHASE) AND THE MANAGEMENT TENDER AGREEMENT (AS DEFINED IN THE OFFER TO PURCHASE), HAVE DETERMINED THAT THE

OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY'S STOCKHOLDERS AND RECOMMEND THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

     CERTAIN STOCKHOLDERS OF THE COMPANY (THE "SELLING STOCKHOLDERS"), OWNING IN THE AGGREGATE APPROXIMATELY 51.6% OF THE ISSUED AND OUTSTANDING SHARES, HAVE ENTERED INTO AGREEMENTS WITH CHANCELLOR, EVERGREEN AND PURCHASER PURSUANT TO WHICH THE SELLING STOCKHOLDERS AGREE TO TENDER AND SELL ALL OF THEIR SHARES TO PURCHASER PURSUANT TO THE OFFER.

     The Offer is being made pursuant to a Merger Agreement, dated as of July 14, 1997 (the "Merger Agreement"), by and among the Parents, Purchaser and the Company. The Merger Agreement provides, among other things, that as soon as practicable after the purchase of the Shares pursuant to the Offer and the satisfaction or waiver of the Minimum Condition and certain other conditions set forth in the Merger Agreement and in accordance with relevant provisions of the General Corporation Law of the State of Delaware, Purchaser will be merged with and into the Company (the "Merger"). Following consummation of the Merger, the Company will continue as the surviving corporation (the "Surviving Corporation") and will be a jointly owned subsidiary of the Parents. At the effective time of the Merger (the "Effective Time"), each issued and outstanding Share (other than Shares owned by the Company as treasury stock, Shares owned by the Parents or Purchaser or any subsidiary of Chancellor or Evergreen, or Shares with respect to which appraisal rights are properly exercised under Delaware law) will be canceled and converted automatically into the right to receive $11.00 in cash, or any higher price that may be paid per Share in the Offer, without interest thereon (the "Offer Price").

     Purchaser is at present a wholly owned subsidiary of Evergreen. Pursuant to a Joint Bidding Agreement, dated as of July 14, 1997, Chancellor has agreed to acquire 20% of the common stock of Purchaser prior to the consummation of the Offer, and Chancellor and its affiliates have the right to acquire an additional 30% of the common stock of Purchaser at a later date, in each case subject to certain conditions, including without limitation, the expiration or termination of any applicable waiting period under the HSR Act.

     For purposes of the Offer, Purchaser will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not properly withdrawn if and when Purchaser gives oral or written notice to The Bank of New York (the "Depositary") of Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for all tendering stockholders for the purpose of receiving payments from Purchaser and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE FOR THE SHARES, REGARDLESS OF ANY DELAY IN MAKING SUCH PAYMENT. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the "Share Certificates") or timely confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Shares into the Depositary's account at one of the Book-Entry Transfer Facilities (as defined in the Offer to Purchase) pursuant to the procedures set forth in Section 3 of the Offer to Purchase, (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or an Agent's Message (as defined below) in connection with a book-entry transfer, and (iii) any other documents required under the Letter of Transmittal. The term "Agent's Message" means a message transmitted by a Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgement from the participant in such Book-Entry Transfer Facility tendering the Shares that are the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

     Subject to the terms and conditions of the Merger Agreement and the applicable rules of the Commission, Purchaser expressly reserves the right, at any time and from time to time, to increase the Offer Price and extend the period of time during which the Offer is open, and thereby delay acceptance for payment and payment for tendered Shares, (i) upon the occurrence of certain conditions specified in Section 15 of the Offer to Purchase and (ii) to the extent required by law, by giving oral or written notice of such extension to the Depositary. Any such extension will be followed as promptly as practicable by public announcement thereof, such announcement to be made not later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date of the Offer. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer and to the rights of a tendering stockholder to withdraw such stockholder's Shares. Under no circumstances will any interest be paid on the purchase price for tendered Shares, regardless of any extension of the Offer or any delay in acceptance for payment and payment for tendered Shares.

     Tenders of Shares made pursuant to the Offer are irrevocable except that such Shares may be withdrawn at any time prior to 12:00 Midnight, New York City time, on Thursday, August 14, 1997 (or the latest time and date at which the

Offer, if extended by Purchaser, shall expire) and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after Monday, September 15, 1997. For the withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at its address set forth on the back cover page of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in the Offer to Purchase), unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in Section 3 of the Offer to Purchase, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and must otherwise comply with such Book-Entry Transfer Facility's procedures. All questions as to the form and validity (including the time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, whose determination will be final and binding.

     The information required to be disclosed by Rule 14d-6(e)(1)(vii) of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

     The Company has provided Purchaser with the Company's stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on the Company's stockholder list and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

     THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

     Questions and requests for assistance or for copies of the Offer to Purchase and the related Letter of Transmittal, and other tender offer materials, may be directed to the Dealer Manager or the Information Agent as set forth below, and copies will be furnished promptly at Purchaser's expense. No fees or commissions will be paid to brokers, dealers or other persons (other than the Dealer Manager) for soliciting tenders of Shares pursuant to the Offer.

                    The Information Agent for the Offer is:

                         [MACKENZIE PARTNERS INC. LOGO]

                                156 Fifth Avenue
                            New York, New York 10010
                         (212) 929-5500 (Call Collect)
                                       or
                         CALL TOLL FREE (800) 322-2885

                      The Dealer Manager for the Offer is:

                               SMITH BARNEY INC.
                              388 GREENWICH STREET
                            NEW YORK, NEW YORK 10013
                        (212) 816-8820 OR (212) 816-8781

July 18,1997